HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 2ND Lien Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,376
Total Outstanding Loan Balance	$55,448,173*	Min	Max
Average Loan Current Balance	$40,297	$5,894	$181,591
Weighted Average Original LTV	99.1%**
Weighted Average Coupon	10.86%	7.50%	14.38%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	10.86%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	638
Weighted Average Age (Months)	4
% First Liens	0.0%
% Second Liens	100.0%
% Arms	0.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Second lien loans will compromise approximately [$56,000,000] of the total [$1,400,000,100] in collateral.

**

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
7.50 - 7.50	1	29,244	0.1	7.50	100.0	640
7.51 - 8.00	3	43,052	0.1	8.00	100.0	690
8.01 - 8.50	22	659,689	1.2	8.35	99.2	628
8.51 - 9.00	19	501,284	0.9	8.68	100.0	621
9.01 - 9.50	23	962,115	1.7	9.41	99.8	637
9.51 - 10.00	195	10,106,149	18.2	9.94	99.1	683
10.01 - 10.50	236	10,065,244	18.2	10.36	99.6	655
10.51 - 11.00	263	10,316,306	18.6	10.87	98.9	642
11.01 - 11.50	267	10,668,711	19.2	11.38	98.6	618
11.51 - 12.00	260	9,389,873	16.9	11.85	99.3	601
12.01 - 14.38	87	2,706,505	4.9	12.31	99.0	599
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	1	53,912	0.1	11.00	100.0	0
451 - 500	1	15,953	0.0	10.38	95.0	464
501 - 525	1	20,927	0.0	9.57	100.0	523
526 - 550	1	30,330	0.1	11.50	100.0	544
551 - 575	4	139,121	0.3	11.27	91.1	565
576 - 600	294	9,671,725	17.4	11.70	99.3	590
601 - 625	349	13,505,210	24.4	11.23	98.9	612
626 - 650	326	13,321,601	24.0	10.74	98.9	638
651 - 675	228	10,394,007	18.7	10.31	99.2	662
676 - 700	93	4,852,683	8.8	10.23	99.3	687
701 - 725	35	1,335,925	2.4	10.03	99.6	713
726 - 750	30	1,297,655	2.3	10.18	99.3	736
751 - 775	12	769,195	1.4	10.01	99.5	765
776 - 800	1	39,928	0.1	10.00	100.0	782
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
5,893 - 50,000	1,048	30,077,588	54.2	10.94	99.2	631
50,001 - 100,000	275	18,760,060	33.8	10.76	99.0	645
100,001 - 150,000	50	6,098,272	11.0	10.87	99.1	646
150,001 - 181,590	3	512,253	0.9	10.04	96.8	678
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
40.00 - 50.00	2	119,622	0.2	11.03	40.3	623
55.01 - 60.00	1	19,899	0.0	12.85	59.5	573
80.01 - 85.00	3	54,222	0.1	11.45	84.3	638
85.01 - 90.00	22	1,125,927	2.0	10.74	89.8	638
90.01 - 95.00	104	4,614,448	8.3	11.00	94.5	633
95.01 - 100.00	1,244	49,514,054	89.3	10.85	99.9	638
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,341	54,002,773	97.4	10.86	99.1	638
1.00	2	109,348	0.2	10.28	100.0	682
2.00	26	1,013,931	1.8	11.41	98.9	632
3.00	7	322,121	0.6	10.50	100.0	666
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,325	53,475,690	96.4	10.86	99.1	637
Reduced	18	880,484	1.6	10.74	98.6	666
Stated Income / Stated Assets	32	1,066,032	1.9	11.19	99.9	669
No Income / No Assets	1	25,966	0.0	11.50	100.0	607
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,372	55,288,698	99.7	10.86	99.1	637
Second Home	4	159,475	0.3	10.69	99.1	734
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	122	10,015,565	18.1	10.67	98.6	654
Texas	113	3,241,335	5.8	10.94	99.8	625
Maryland	50	2,753,578	5.0	11.01	99.2	630
Washington	59	2,632,268	4.7	10.82	99.3	640
Florida	53	2,203,344	4.0	11.01	99.0	644
Illinois	66	2,192,290	4.0	11.35	99.5	631
Minnesota	45	1,933,528	3.5	9.57	99.2	633
Arizona	37	1,857,844	3.4	10.82	99.5	648
Nevada	26	1,778,597	3.2	10.86	99.0	658
Colorado	41	1,711,372	3.1	10.85	99.6	649
Georgia	46	1,571,677	2.8	11.14	97.7	627
Iowa	64	1,571,394	2.8	11.14	99.2	629
Missouri	51	1,560,527	2.8	11.13	99.8	630
Virginia	31	1,487,140	2.7	10.99	95.8	627
Pennsylvania	36	1,290,929	2.3	11.07	99.7	636
Other	536	17,646,785	31.8	10.91	99.4	631
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,085	42,823,907	77.2	10.85	99.3	639
Refinance - Rate Term	82	3,528,575	6.4	10.93	98.5	635
Refinance - Cashout	209	9,095,692	16.4	10.91	98.5	635
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	50	2,229,691	4.0	10.94	98.8	647
Fixed Rate	1,326	53,218,483	96.0	10.86	99.1	637
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,159	44,548,588	80.3	10.89	99.2	635
PUD	117	6,690,495	12.1	10.81	99.0	646
Condo	86	3,515,148	6.3	10.71	98.4	649
2 Family	14	693,942	1.3	10.64	99.1	669
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,376	55,448,173	100.0	10.86	99.1	638
Total:	1,376	55,448,173	100.0	10.86	99.1	638

*

CLTV is employed in this calculation.